EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 10, 2008, with respect to the statement of condition including the related portfolio of Closed-End Strategy:
Cohen & Steers Master Municipal Income Portfolio - National Series 14 (included in Van Kampen Unit Trusts, Series 838) as of December 10, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-155815) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
December 10, 2008